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EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 18, 2001 relating to the consolidated financial statements, which appears in the 2000 Annual Report to Shareholders of Lattice Semiconductor Corporation, which is incorporated by reference in Lattice Semiconductor Corporation's Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated January 18, 2001 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Portland, Oregon
August 10, 2001

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  EXHIBIT 23.1